Exhibit 99.1

Media Contacts:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

Carina Davidson
Abernathy MacGregor
212-371-5999
ccd@abmac.com

VIRGIN MOBILE USA TO ACQUIRE HELIO FOR

APPROXIMATELY $39 MILLION IN EQUITY

•	Additional strategic investment totaling $50 million made by Virgin Group and SK Telecom at $8.50 per share
•	Improved capital structure through increased liquidity and $50 million paydown of senior secured credit facility
•	Incremental $60 million added to revolving credit facility
•	Maximum assumption of $10 million debt and $15 million net working capital liabilities
•	Net debt reduction of approximately $35 million upon closing
•	Approximately 170,000 Helio customers with approximately $80 ARPU
•	Entry into postpaid segment through acquisition of highly sophisticated customer platform supporting unique user applications
•	Improved network rates and ability to realize significant operational synergies
•	Adjusted EBITDA accretive in 2008, excluding non-recurring transition costs

Note: Virgin Mobile USA will host a conference call today for investors and analysts to discuss the details of the transaction and its ongoing growth strategy. The call will be broadcast live on the Internet at 11:00 A.M. EDT on Friday, June 27, 2008. Details are available at http://investorrelations.virginmobileusa.com/.

WARREN, N.J., June 27, 2008 – Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services, today announced that it has entered into an agreement to acquire Helio, a joint venture between SK Telecom and EarthLink, Inc. (Nasdaq: ELNK) providing highly advanced postpaid products and services with unique user applications. Under the terms of the agreement, Virgin Mobile USA will acquire Helio from SK Telecom and EarthLink for limited partnership units equivalent to 13 million shares of Virgin Mobile USA class A common stock, with a value of $39 million based on the closing price of Virgin Mobile USA’s class A shares on June 26, 2008.

The transaction is expected to close in the third quarter of 2008, subject to receiving regulatory approvals and satisfaction of other customary closing conditions.

Dan Schulman, Chief Executive Officer, Virgin Mobile USA, said, “We believe that the acquisition of Helio and the related strategic investments by SK Telecom and Virgin Group are of enormous benefit to our business, both financially and strategically. The reduction of our long-term debt and the increase to our revolver will realign our capital structure, providing us with greater liquidity and increased flexibility to grow our business. At the same time, we will acquire an asset which will add to our scale, allowing us to reduce our network costs and assure that Helio’s customers are immediately profitable when brought on to our cost structure. We expect the combined elements of this deal will drive increased Adjusted EBITDA and free cash flow.”

Accelerating Virgin Mobile USA’s Growth

Upon closing, this transaction is expected to achieve a number of important steps for Virgin Mobile USA. Strategically, the acquisition of Helio allows Virgin Mobile USA to add a set of unique and differentiated data applications to its suite of products and services, greatly enhancing its offer across its customer base. Entry into the postpaid market will also give the Company access to approximately 140 million prospective customers1. Including reductions in Virgin Mobile USA’s network rates and an improved capital structure, this transaction is expected to be accretive to Adjusted EBITDA in 2008, excluding non-recurring transition costs, and to be accretive to Adjusted EBITDA and free cash flow in 2009.

With the acquisition of Helio, Virgin Mobile USA will gain an established and highly advanced postpaid billing and customer care platform. In addition, Helio has approximately 170,000 existing subscribers with an ARPU of approximately $80 and a handset inventory of approximately 85,000 units with a book value of approximately $17 million2. Acquiring Helio’s customers and expanding its offer portfolio is expected to increase Virgin Mobile USA’s volume of minutes and drive down the Company’s cost per minute under an amendment to its PCS Services agreement with Sprint (NYSE: S).

Schulman added, “This strategic acquisition integrates Virgin Mobile USA’s brand recognition, scale and extensive distribution with Helio’s accomplishments in advanced handset and content offerings. It provides us with a firm foundation to create a truly holistic, leading-edge product suite to service all of our existing and prospective customers. With about 20% of our disconnects currently going to postpaid products, we believe this new platform will be a powerful retention tool as we offer a unique and desirable postpaid alternative to our customers.”

Helio has been at the forefront in developing leading data services, in partnership with You Tube, Google and MySpace. Virgin Mobile USA will use this unique intellectual property to strengthen its competitive position in the prepaid, hybrid and postpaid markets while moving its handset lineup upmarket. Consequently, the Company expects to drive incremental growth in data revenues in the future.

1.	Source: Nielsen Mobile, 2007. Total registered postpaid lines of 223 million; 60% spend less than $70 per month.
2.	Helio Balance Sheet as of June 16, 2008. Fair value may be materially different upon fair value analysis post-close.

Strategic Investments Made at $8.50 per Share

Virgin Mobile USA also announced today that Virgin Group and SK Telecom will each invest $25 million of equity capital in the Company, creating an aggregate investment of $50 million. The investments will take the form of mandatory convertible preferred stock, convertible to Class A common stock at $8.50 per share, pending shareholder approval. The preferred shares will carry a four year maturity and a 6% annual dividend. Upon approval of Virgin Mobile USA’s shareholders, the preferred stock will convert into Class A common shares when the shares reach the conversion price or upon maturity.

Through its holding of limited partnership units and preferred stock, SK Telecom is expected to own the equivalent of approximately 17% of Virgin Mobile USA, and will take two seats on Virgin Mobile USA’s Board of Directors.

Jin Woo So, President, Global Business of SK Telecom said, “This transaction and our long-term, strategic investment in Virgin Mobile USA continue SKT’s strong momentum in the U.S. market, and will allow Helio and Virgin Mobile USA to realize significant synergies and strategic benefits. Virgin Mobile’s scale, strong brand power and expertise in prepaid with Helio’s leading technology, innovative services and experience in postpaid will together form a powerful new platform that will bring new value and flexibility to customers. We believe the strength of the business model will serve to enhance the value we built at Helio, and we look forward to a long-term partnership.”

Improved Capital Structure

Virgin Mobile USA intends to use the proceeds from these strategic investments by SK Telecom and Virgin Group to pay down a portion of its existing senior secured loan. SK Telecom and Virgin Group have also agreed to provide an additional $35 million and $25 million, respectively, to increase Virgin Mobile USA’s existing revolving debt facility, which will support the Company’s ongoing strategic growth. The additional revolver is expected to be used in part to fund debt and net working capital liabilities associated with restructuring and improving the efficiency of Helio’s ongoing operating costs, up to a maximum of $25 million. Following this additional investment, Virgin Mobile USA’s total revolving debt facility is expected to be $135 million. At close, approximately $15 million of the revolver is expected to be drawn to repay Helio’s outstanding debt and to fund one-time integration costs and transaction fees, resulting in an estimated undrawn balance of $75 million at close. The Company expects to use the revolver to fund up to an additional $10 million in restructuring and integration costs over the next 12 months, and for working capital as needed. Virgin Mobile USA intends to pay down $50 million of its existing senior secured loan upon close of the deal, which was approximately $269 million on March 31, 2008. Under the terms of its amended credit agreement, the margin on the outstanding balance of the senior secured loan will increase 100 basis points to LIBOR+550.

John Feehan, Chief Financial Officer of Virgin Mobile USA, said, “The strategic investments made by Virgin Group and SK Telecom will significantly improve the capital structure of our business by increasing our liquidity, and allow us to pay down $50 million of our senior secured loan. Combined with the Adjusted EBITDA accretion we anticipate, this reduction in debt will substantially increase our covenant headroom, while reducing our debt service on the senior secured loan by a net 17.7%. The improved capital structure, with the incremental cash flow we expect to generate, will provide us with a great deal more flexibility in funding the growth of the business and in servicing our debt.”

Operational Synergies and Improved Network Rates

Under the terms of the agreement, Helio will make significant cost reductions before the expected close of the transaction. Also after close, Virgin Mobile USA expects to make further improvements to Helio’s operating and customer acquisition expenses, through handset volume discounts and improving Virgin Mobile USA’s network rates through an amendment to its PCS Services agreement. In aggregate, Virgin Mobile USA anticipates Helio’s SG&A expense to be reduced by more than 70% by the end of 2008, with the majority of savings coming from the rationalization of distribution and headcount reductions. Virgin Mobile USA also expects to see significant cost savings as it centralizes the Helio offerings under the Virgin Mobile brand.

Virgin Mobile USA has also reached an agreement with Sprint to revise the terms of its existing network contract, and expects to achieve a minimum of an 8% reduction in its effective cost per minute in 2009, with further reductions over the next three years. Under the new amendment to the PCS Services agreement, Virgin Mobile USA’s cost per minute is tied directly to the volume of network traffic it generates, and will no longer be dependent on Sprint’s network costs. Virgin Mobile USA will achieve reductions to its per minute rate upon achieving certain targets for the volume of minutes used by its customers. This new volume discount structure allows Virgin Mobile USA additional flexibility in pricing, while substantially reducing the Company’s third-party risk. Additionally, effective July 1, 2008, Sprint will provide a $2.50 network usage credit to Virgin Mobile USA for each gross customer addition, with a cap at $10 million.

Top-Tier Customer Platform

SK Telecom and Helio have built a proprietary postpaid customer platform, with highly advanced web architecture. This platform features a broad range of fully integrated functionality for postpaid, prepaid and hybrid customer support, including real-time rating engine, billing platform, and credit review. It will allow Virgin Mobile USA to immediately enter the postpaid market, implementation for which on a stand-alone basis would require a minimum of 12 months.

Greatly Expanded Handset and Data Offerings

Helio has built its reputation by providing its approximately 170,000 customers with highly sophisticated data services, and Virgin Mobile USA will leverage these advanced applications along with Helio’s established postpaid platform, social networking content and feature-rich handsets to provide its customers with the latest in wireless products and services. This acquisition will allow Virgin Mobile USA to provide current and future customers with unique user applications on Sprint’s high speed EV-DO network, including Google maps with GPS, as well as integrated You Tube and MySpace applications.

Conference Call Information

Virgin Mobile USA will host a conference call Friday, June 27, 2008 at 11:00 A.M. (EDT) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 888.354.3598 (toll-free domestic) or 706.643.8861 (international); passcode: 52636305. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 800.642.1687 (toll-free domestic) or 706.645.9291 (international); passcode: 52636305. The webcast will be archived on Virgin Mobile USA’s web site for two weeks after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA [NYSE: VM], through its operating company Virgin Mobile USA, L.P., offers more than five million customers control, flexibility and choice through monthly Plans Without Annual Contracts, with national coverage powered by the Sprint PCS network. Virgin Mobile USA’s full slate of smart, stylish and affordable handsets, including the Wild Card, Slash and Flare, are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at more than 140,000 locations. J.D. Power and Associates ranked Virgin Mobile USA highest in customer satisfaction among wireless prepaid services in both 2006 and 2007, and its customers report a 90% satisfaction rate.

Virgin Mobile USA allows customers to earn free minutes in exchange for viewing advertising content online through the innovative Sugar Mama program, and contributes a portion of profits from downloadable content to The RE*Generation, its pro-social initiative to help homeless youth.

About Helio

Helio is the mobile brand for the Internet generation. With advanced mobile services, exclusive, high-end, beautiful devices and smart pricing on a nationwide high-speed 3G network, Helio is built for consumers who have mobile at the center of their lives. Helio is a joint venture between SK Telecom, one of the world’s most advanced wireless carriers, and EarthLink, the next generation Internet service provider. www.helio.com.

About SK Telecom

SK Telecom (NYSE: SKM, KSE: 017670) is the top wireless communication provider in Korea, where it has more than 22 million subscribers taking up more than 50% of the total market. The company established in 1984, reached KRW 11.28 trillion in revenue in 2007. SK telecom was the first to launch and commercialize CDMA, CDMA 2001x, CDMA EV-DO and HSDPA networks, and it currently provides cellular, wireless internet, mobile media, global roaming service and more. For more information, please visit www.sktelecom.com or email to press@sktelecom.com.

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com and on the SEC website at http://www.sec.gov. In addition, factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement, (2) the inability to complete the transactions due to the failure to satisfy conditions to the completion of the transactions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and the failure to receive other required regulatory approvals, including approvals from the Federal Communications Commission, (3) risks that the proposed transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the transactions, (4) the ability to recognize the results of the transactions, (5) the amount of the costs, fees, expenses and charges related to the transactions, and (6) risks that Helio or any other companies we may acquire could have undiscovered liabilities, may strain our management capabilities or may be difficult to integrate.

We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

This press release uses the financial performance metrics Adjusted EBITDA and free cash flow, which are not calculated in accordance with GAAP. We believe that these non-GAAP financial metrics are helpful in understanding our operating performance from period to period and, although not every wireless company defines these metrics in the same way, we believe that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless communication providers. These metrics should not be considered a substitute for any performance metrics determined in accordance with GAAP. For definitions and a reconciliation of these metrics to the most directly comparable GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” in our earnings release for the quarter ended March 31, 2008, which can be accessed on the homepage of our Investor Relations website at http://investorrelations.virginmobileusa.com.

Additional Information About the Transaction and Where to Find It

In connection with the authorization of shares of Class A common stock into which the mandatorily convertible preferred stock to be issued to SK Telecom and Virgin Group will be convertible, Virgin Mobile USA will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (“SEC”). Virgin Mobile USA will mail the proxy statement to its stockholders. Virgin Mobile USA urges investors and security holders to read the proxy statement when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Virgin Mobile USA’s website (http://investorrelations.virginmobileusa.com).

Virgin Mobile USA and its directors, executive officers and certain other members of management and employees may be deemed to be soliciting proxies from Virgin Mobile USA stockholders in favor of certain elements of the transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Virgin Mobile USA stockholders in connection with the proposed transaction will be set forth in the proxy statement when it is filed with the SEC. You can find information about Virgin Mobile USA’s directors, executive officers and certain other members of management and employees in its Annual Report on Form 10-K (including any amendments thereto), Current Reports on Form 8-K and other documents that have previously been filed with the SEC as well as in its definitive proxy statement to be filed with the SEC related to Virgin Mobile USA’s 2008 Annual Meeting of Stockholders. You can obtain free copies of these documents from Virgin Mobile USA using the contact information above.

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/